Exhibit 5

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Agreement”), dated as of January 29, 2026, is made by and between Soho House & Co Inc., a Delaware corporation (the “Company”), Momentum Worldwide Ventures, LLC, a Texas limited liability company (“Consultant” and, together with the Company, the “Parties”).

WHEREAS, the Company desires to retain the services of Consultant pursuant to the terms, provisions and conditions set forth in this Agreement, and Consultant desires to provide consulting services to the Company, each subsidiary of the Company and each other person that is controlled, directly or indirectly, by the Company (together, the “Company Group”) on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.	Effective Date; Term.

(a) This Agreement is effective as of February 1, 2026 (the “Effective Date”). The Company hereby retains Consultant, and Consultant hereby agrees to serve as a consultant to the Company and the other members of the Company Group, commencing on the Effective Date and continuing for an initial term of three (3) years (the “Initial Term”), unless earlier terminated as provided herein. Following the expiration of the Initial Term, this Agreement may be renewed for successive one-year terms (each, a “Renewal Term”) by the Company (upon the affirmative vote of the board of directors of the Company (the “Board”)). Notwithstanding the foregoing, this Agreement shall automatically terminate upon the date on which Momentum Solutions II, LLC, a Texas limited liability company, or an affiliate thereof is no longer entitled to appoint a director to the Board pursuant to that certain Voting Agreement, dated as of the date hereof, by and between the Company and certain of its stockholders. The Initial Term, together with any Renewal Term(s), is referred to herein as the “Term.”

(b) At any point before the expiration of the Term, this Agreement may be terminated immediately (i) by mutual written consent of the Parties or (ii) by the Company, if (x) any act or omission by Consultant or any of its personnel, representatives, affiliates or agents results in, or would reasonably be expected to result in, material harm to the Company Group, taken as a whole or (y) any act or omission by Consultant or any of its personnel, representatives, affiliates or agents constitutes or results in a material breach of this Agreement.

2.	Position. During the Term, Consultant shall serve as a consultant to the Company Group and in such capacity shall make certain of its personnel, representatives, affiliates or agents, including George Popstefanov, available to advise the Company Group with respect to the execution of the business plans for the Company Group on the terms and conditions (including authority, scope, reporting, management-engagement protocols, and responsibilities) determined from time to time by the Board in its sole discretion.

3.	Independent Contractor. Consultant shall perform the services contemplated by this Agreement as an independent contractor to the Company. Consultant acknowledges and agrees that neither Consultant nor any of its personnel, representatives, affiliates or agents shall be entitled to, and Consultant hereby waives all claim to, any of the rights, privileges or benefits of an employee of the Company during the Term, including, without limitation, wages, vacation, termination or severance pay, workers’ compensation, insurance or any other benefits.

4.	Consulting Fee. The Company shall pay (or instruct another member of the Company Group to pay) to Consultant an aggregate consulting fee in cash in the gross amount of $10,000.00 for each calendar month during the Term (prorated in the event of termination for any partial month based on the number of days in the monthly period elapsed before such termination), payable monthly in arrears (the “Consulting Fee”).

5.	Taxes. The Company will not withhold, pay or deduct any United States federal, state, local or foreign taxes of any kind arising from any Consulting Fee (or any other amounts) paid to Consultant pursuant to this Agreement, except in each case as required by applicable law (determined in the sole discretion of the Company). Consultant shall be solely responsible for the withholding and payment of any United States federal, state, local or foreign taxes and shall hold the Company and the other members of the Company Group and each of their respective officers, directors, managers, partners, personnel, representatives, affiliates and agents harmless from any liability arising from the failure to withhold or pay such amounts. At the conclusion of each calendar year in which fees are paid under this Agreement, the Company shall issue, or cause to be issued, to Consultant an appropriate Internal Revenue Service Form 1099, as well as any other appropriate forms required under applicable law, as applicable, with respect to any amounts paid to Consultant pursuant to this Agreement.

6.	Non-Interference with Business. During the Term and for a period of 12 months thereafter, Consultant will not directly or indirectly solicit, induce, or attempt to induce any personnel of the Company Group to terminate or breach any employment, contractual, or other relationship with any member of the Company Group.

7.	Standard of Care; Limitation of Liability. Consultant shall exercise reasonable care in the provision of Consultant’s services pursuant to this Agreement and abide by any reasonable direction given by the Board. To the fullest extent permitted by law, Consultant and its personnel, representatives, affiliates and agents shall not be liable to the Company Group for any acts or omissions by the Consultant or its personnel, representatives, affiliates or agents performed in accordance with and pursuant to this Agreement, except for any acts or omissions by the Consultant or its personnel, representatives, affiliates or agents that constitute (i) fraud, (ii) embezzlement or misappropriation of the Company Group’s funds or (iii) willful misconduct or a breach of Consultant’s obligations under this Agreement.

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8.	Miscellaneous.

(a) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b) Survival. Section 6, Section 7 and this Section 8 shall survive and continue in full force in accordance with their terms notwithstanding any termination of this Agreement or of Consultant’s services hereunder.

(c) Modifications. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in a writing signed by the Parties.

(d) Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective legal representatives, heirs, successors and assigns. This Agreement may not be assigned by either Party to any person without the prior written consent of the other Party, which may not be unreasonably withheld or conditioned. Upon such an assignment, the rights and obligations of the assigning Party hereunder shall become the rights and obligations of the assignee.

(e) Governing Law; Submission to Jurisdiction. THIS AGREEMENT AND ANY CLAIM OR CONTROVERSY HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICT OF LAWS OF ANY JURISDICTION THAT WOULD APPLY THE LAWS OF A JURISDICTION OTHER THAN DELAWARE. EACH OF THE PARTIES HERETO (I) IRREVOCABLY AGREES THAT ALL ACTIONS (WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT SHALL BE EXCLUSIVELY RESOLVED IN, AND EACH OF THE PARTIES HERETO, IN CONNECTION WITH ANY SUCH ACTION, SUBMITS TO THE JURISDICTION OF ANY, FEDERAL OR STATE COURT SITTING IN THE CITY OF WILMINGTON IN THE STATE OF DELAWARE AND (II) WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF, AND THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF, ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY SUCH COURT.

(f) Advice of Counsel and Construction. Each Party acknowledges that such Party had the opportunity to be represented by counsel in the negotiation and execution of this Agreement. Accordingly, the rule of construction of contract language against the drafting Party is hereby waived by each Party.

(g) Entire Agreement. The provisions contained herein constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede any and all prior agreements with respect to such subject matter.

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(h) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES AND AGREES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8(h).

(i) Expenses. Each Party shall bear its own costs and expenses incurred in connection with this Agreement and, without limiting the generality of the foregoing, Consultant and its personnel, representatives, affiliates and agents shall not be reimbursed, and shall remain solely responsible, for any expenses incurred in connection with the provision of services pursuant to this Agreement except as otherwise specified herein or specifically agreed by the Company.

(j) Confidentiality. Consultant agrees that it shall, and that its personnel, representatives, affiliates and agents shall, hold the Confidential Information (as defined below) strictly confidential and shall use the Confidential Information only in connection with Consultant’s provision of services pursuant to this Agreement and not for any other purpose. Consultant agrees that it shall (i) only disclose Confidential Information to its personnel, representatives, affiliates and agents who need to know such Confidential Information for the purpose of Consultant providing services pursuant to this Agreement, (ii) direct any such personnel, representatives, affiliates and agents who receive Confidential Information to hold such Confidential Information strictly confidential and to use such Confidential Information only in connection with the provision of services pursuant to this Agreement and (iii) be responsible for any breach of the provisions of this Section 8(j) by any of its personnel, representatives, affiliates and agents to whom Consultant discloses Confidential Information. Consultant further acknowledges and agrees that it shall not, and its personnel, representatives, affiliates and agents shall not, disclose any Confidential Information to any person other than the Company and its personnel, representatives, affiliates or agents in connection with the provision of services pursuant to this Agreement, except that Confidential Information may be disclosed:

i.	to the extent required by applicable law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which Consultant or its personnel, representatives, affiliates or agents is subject; provided, that, unless otherwise prohibited by applicable law, Consultant agrees to give (and to cause its personnel, representatives, affiliates or agents to give, as applicable) the Company prompt written notice of such request(s), to the extent practicable, so that the Company may seek an appropriate protective order or similar relief (and Consultant shall cooperate (and shall cause its personnel, representatives, affiliates or agents to cooperate, as applicable), at the Company’s expense, with such efforts by the Company, and shall, in any event, make only the minimum disclosure required by such applicable law));

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ii.	to any regulatory authority to which Consultant or its personnel, representatives, affiliates or agents is subject or with which it or they have regular dealings, as long as such authority or agency is advised of the confidential nature of such information and Consultant uses (or causes its personnel, representatives, affiliates or agents to use, as applicable), at the Company’s expense, commercially reasonable best efforts to seek confidential treatment of such information to the extent available;

iii.	to the extent required by applicable rules and regulations of any governmental authority with responsibility for regulating securities or by applicable stock exchange rules; or

iv.	if the prior written consent of the Board has been obtained.

(k) “Confidential Information” means any information concerning the Company, its affiliates or any persons that are or become its subsidiaries or the financial condition, business, operations or prospects of the Company, its affiliates or any such subsidiaries in the possession of or furnished to Consultant or its personnel, representatives, affiliates or agents; provided, that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Consultant or its personnel, representatives, affiliates or agents in violation of this Agreement, any other agreement, any fiduciary duty or any applicable law, (ii) was available to Consultant or its personnel, representatives, affiliates or agents, as applicable, on a non-confidential basis prior to its disclosure to Consultant or such person, as applicable, by the Company, or (iii) is independently developed by Consultant or its personnel, representatives, affiliates or agents without reference to, or use of, any Confidential Information.

(l) Nothing contained in Section 8(j) shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any bona fide claim by or against the Company or Consultant or any of their personnel, representatives, affiliates or agents.

(m) Injunctive Relief; Remedies. It is acknowledged and agreed that any actual or threatened breach of Section 8(j) by Consultant or any of its personnel, representatives, affiliates or agents may cause irreparable harm to the Company and that remedies at law, including monetary damages, may not be adequate to protect against breach of Section 8(j), and that the Company shall be entitled to seek injunctive relief or specific performance for such breach or threatened breach as a remedy without proof of actual damages and without any requirement for the securing or posting of any bond. Such remedies shall not be deemed to be the exclusive remedies for a breach of Section 8(j), but shall be in addition to all other remedies available at law or in equity. This Section 8(m) shall not limit in any way the right of the Company to claim and recover monetary damages.

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(n) Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

Company Group:

Soho House & Co Inc. 180 Strand

London, United Kingdom WC2R 1EA

Attention: Benedict Nwaeke

Email: ben.nwaeke@sohohouse.com

Consultant:

Momentum Worldwide Ventures, LLC

2601 Olive Street, Suite 1900

Dallas, Texas 75201

Attention: George Popstefanov

Email: george@momentum.com

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMPANY:

SOHO HOUSE & CO INC.

By:	/s/ Andrew Carnie
Name:	Andrew Carnie
Title:	Chief Executive Officer

[Signature Page to Consulting Agreement]

CONSULTANT:

Momentum Worldwide Ventures, LLC

By:	/s/ George Popstefanov
Name:	George Popstefanov
Title:	Chief Executive Officer

[Signature Page to Consulting Agreement]